EXHIBIT 99.1

Investor Contact:
Jonathan Brust
Glowpoint, Inc. 312-235-3888 x 2052 jbrust@glowpoint.com www.glowpoint.com

Glowpoint Reports Third Quarter 2008 Results

Revenue and Gross Margin Increase over prior year

HILLSIDE, NJ, November 12, 2008 – Glowpoint, Inc. (OTC BB: GLOW), a premiere, IP-based managed video communications services provider, today announced financial results for the three and nine month periods ended September 30, 2008.

Selected Financial Highlights

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Core revenue subscription services increased 11.8% for the third quarter 2008 and 13.8% for the nine months ending September 2008.

•

Multi-Point conferencing services increased 15.1% for the third quarter 2008 and 18.1% for the nine months ending September 30, 2008.

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Gross margin for the third quarter of 2008 increased 800 basis points to 40.2% from 32.2% in third quarter 2007 and 990 basis points to 42.0% from 32.1% in the nine months ending September 30, 2007

•

Loss from operations decreased 27.1% to $0.6 million from a loss of $0.9 million in the third quarter of 2007 and 55.4% to $1.5 million from $3.3 million in the nine months ended September 30, 2007.

Selected Operational Highlights

•

Closed a record $6.5 million in contract value in the third quarter of 2008, higher than any other quarter in the Company’s history; expect to begin generating revenue from these contracts in the fourth quarter 2008.

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Awarded a number of Telepresence VNOC services contracts, including a global electric energy company to interconnect with Glowpoint’s exchange platform (TEN) for access to hosted services for business-to-business interconnectivity and interoperability.

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Telepresence rooms under contract grew to over 80 rooms from approximately 20 at the end of the second quarter.

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Joined Carbon Free Coalition to promote video services as a “green” technology.

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Continued expansion of Broadcast revenue with revenue associated with Broadcast customers growing by 55% of the same period in 2007.

Michael Brandofino, chief executive officer of Glowpoint, commented, “Economic and environmental issues are driving requirements for increased productivity and global competitive advantages. Our managed video services and custom-developed applications are becoming recognized as a critical component to solutions being demanded by enterprises, equipment manufacturers, and global carriers to address these requirements.

While we are not immune to the economic conditions and have been impacted in recent months by downsizing within certain segments, especially in the real estate and financial sectors we continue to see demand for our services and anticipate continued growth, which has been positive for eight consecutive quarters. Customer downsizing has been reflected in slower revenue growth in the third quarter due to lost revenue from some accounts combined with normal summer seasonality. We have seen multi-point bridging revenue recover in September and October from seasonal summer lows and have more than made up for any monthly recurring churn experienced so far this year.

Overall, in these challenging economic times, we feel well positioned to weather an economic downturn due to the recurring nature of our revenue stream and historically low churn combined with the fact that video communications is often viewed as a cost savings measure. While we can make no predictions on how the current economy will affect us or the video industry, we continue to work to leverage our diverse distribution model to pursue new opportunities on a global basis."

Financial Results for the Three Months Ended September 30 2008

For the third quarter of 2008, total revenue increased 4.5%, to $6.1 million from $5.8 million in the third quarter of 2007.  Overall Core revenue grew by 10.4%, to $5.4 million from $4.9 million. Non-core revenue, which consists of ISDN resale revenues and integration services, decreased 27.4%, to $0.7 million from $0.9 million.

Gross margin increased 30.2% to $2.4 million from $1.9 million in the third quarter of 2007. Gross margin as a percentage of sales was 40.2% compared to 32.2% in the third quarter of 2007, an 800 basis point improvement.

Total operating expenses for the quarter increased 11.8%, to $3.1 million from $2.8 million in the third quarter 2007. The loss from operations decreased 27.1%, or $0.24 million, to $0.64 million from $0.88 million in the third quarter of 2007. Net loss attributable to common stockholders decreased 68.8% to $1.9 million, or $0.04 per basic and diluted share, in the second quarter of 2008 compared to a loss of $5.9 million, or $0.13 per basic and diluted share, in the second quarter of 2007.

Ed Heinen, chief financial officer of Glowpoint, commented, “We indicated earlier this year that we felt it was imperative for Glowpoint to invest in the ability to provide Telepresence VNOC services. As such, throughout the first half of the year we saw our pipeline of opportunities grow. The increase in VNOC services sales for telepresence rooms in the third quarter demonstrates that our investment is beginning to pay off and we are well-positioned to continue our growth. We made the investment in training, equipment and resources to scale our VNOC Support services for telepresence and most of the increased investment for additional 24/7 staffing and other support services is now reflected in our third quarter operating expenses. We made these investments based on contracts in hand and we expect to begin generating revenues from them late in the fourth quarter and into Q1 2009. With the basic infrastructure in place, we are better equipped to scale as other VNOC services customers come online.”

Mr. Heinen continued, “Again this quarter, we see continued improvement in our key operational metrics year-over-year. Management remains focused on effectively leveraging our existing business capabilities and investments as we drive toward our goal of achieving consistent profitability and enhancing shareholder value. The results can be seen in the increase in our gross margin as a percentage of sales for both the three and nine month periods compared to last year’s same period. This, coupled with our close monitoring of expenses, helped decrease our operating and net loss for the quarter by over 27% and 68%, respectively.”

Financial Results for the Nine Months Ended September 30 2008

For the nine months ended September 30, 2008, total revenue increased 7.2%, to $18.6 million from $17.3 million in the nine months ended September 30, 2007. Overall Core revenue grew by 15.1%, to $16.4 million from $14.2 million. Non-core revenue decreased 29.6% to $2.2 million from $3.1million.

Gross margin increased 40.3%, to $7.8 million in the first nine months of 2008 from $5.6 million in the same period of 2007. Gross margin as a percentage of sales was 42.0% in the first nine months of 2008 compared to 32.1% in the same period of 2007, a 990 basis point improvement.

Total operating expenses for the nine months ended September 30, 2008 increased 4.5% to $9.3 million compared to $8.9 million in the same period of 2007.

The loss from operations decreased 55.4%, or $1.8 million, to $1.5 million from $3.3 million in the first nine months of 2007. Net loss attributable to common stockholders decreased by 56.7% to $5.1 million, or $0.11 per basic and diluted share, in the first nine months of 2008 compared to a loss of $11.8 million, or $0.25 per basic and diluted share in the same period of 2007.

GLOWPOINT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and shares)

	September 30, 2008	December 31, 2007
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,715	$2,312
Accounts receivable, net of allowance for doubtful accounts of $181 and $208, respectively	2,903	2,546
Prepaid expenses and other current assets	366	348
Total current assets	4,984	5,206
Property and equipment, net	2,563	2,692
Other assets	293	664
Total assets	$7,840	$8,562
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,868	$1,575
Accrued expenses	873	1,427
Accrued sales taxes and regulatory fees	4,208	4,011
Senior Secured Notes, net of discount of $1,865 and $0, respectively	9,679	—
Senior Secured Notes held by Insider Purchasers - related parties, net of discount of $110 and $0, respectively	372	—
Derivative financial instruments	5,964	6,117
Customer deposits	599	713
Deferred revenue	340	330
Current portion of capital lease	151	125
Total current liabilities	25,054	14,298
Long term liabilities:
Senior Secured Notes, net of discount of $0 and $3,912, respectively	—	6,647
Senior Secured Notes held by Insider Purchasers - related parties, net of discount of $0 and $221, respectively	—	226
Capital lease, less current portion	116	233
Total long term liabilities	116	7,106
Total liabilities	25,170	21,404
Preferred stock, $10,000 par value; 1,500 shares authorized and redeemable; 475 Series C shares issued and outstanding recorded at fair value (stated value and liquidation value of $4,748)	4,330	4,330
Commitments and contingencies
Stockholders’ deficit:
Common stock, $.0001 par value;150,000,000 shares authorized; 48,114,564 and 47,629,564 shares issued; 46,549,673 and 46,064,673 shares outstanding, respectively	5	5
Additional paid-in capital	162,915	162,300
Accumulated deficit	(183,197)	(178,094)
	(20,277)	(15,789)
Less: Treasury stock, 1,564,891 shares at cost	(1,383)	(1,383)
Total stockholders’ deficit	(21,660)	(17,172)
Total liabilities and stockholders’ deficit	$7,840	$8,562

GLOWPOINT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

 (Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007
Revenue	$18,557	$17,311	$6,066	$5,803
Cost of revenue	10,757	11,751	3,630	3,932
Gross margin	7,800	5,560	2,436	1,871

Operating expenses:
Research and development	775	570	271	216
Sales and marketing	2,717	2,230	811	731
General and administrative	5,789	6,082	1,998	1,807
Total operating expense	9,281	8,882	3,080	2,754
Loss from operations	(1,481)	(3,322)	(644)	(883)

Interest and other expense (income):
Interest expense, including $111, $224, $44 and $224, respectively, for Insider Purchasers	3,425	5,139	1,293	3,135
Interest income	(18)	(35)	(3)	(7)
Increase (decrease) in fair value of derivative financial instruments, including $0 for Insider Purchasers	(153)	3,513	(211)	2,507
Amortization of deferred financing costs, including $37, $1, $13 and $1, respectively, for Insider Purchasers	368	404	130	143
Total interest and other expense, net	3,622	9,021	1,209	5,778
Net loss	(5,103)	(12,343)	(1,853)	(6,661)
Gain on redemption of preferred stock		799	—	799
Preferred stock dividends		(252)	—	(80)
Net loss attributable to common stockholders	$(5,103)	$(11,796)	$(1,853)	$(5,942)

Net loss attributable to common stockholders per share:
Basic and diluted	$(0.11)	$(0.25)	$(0.04)	$(0.13)

Weighted average number of common shares:
Basic and diluted	46,387	46,968	46,550	47,369

 GLOWPOINT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash flows from Operating Activities:
Net loss	$(5,103)	$(12,343)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	959	1,121
Other (income) expense recognized for the increase in the estimated fair value of the derivative financial instruments	(153)	3,513
Amortization of deferred financing costs	368	404
Accretion of discount on Senior Secured Notes	2,158	2,332
Beneficial conversion feature for Senior Secured Notes	—	1,976
Loss on disposal of equipment	17	10
Stock-based compensation	436	714
Increase (decrease) in cash attributable to changes in assets and liabilities:
Accounts receivable	(357)	(176)
Prepaid expenses and other current assets	(18)	(63)
Other assets	3	—
Accounts payable	1,293	(137)
Customer deposits	(114)	619
Accrued expenses, sales taxes and regulatory fees	842	602
Deferred revenue	10	63
Net cash provided by (used in) operating activities	341	(1,365)

Cash flows from Investing Activities:
Purchases of property and equipment	(847)	(906)
Net cash used in investing activities	(847)	(906)

Cash flows from Financing Activities:
Capital lease payments	(91)	—
Proceeds from issuance of Senior Secured Notes, including $400 from Insider Purchasers, net of financing costs of $308	—	3,230
Costs incurred in extension of maturity date of Senior Secured Notes and Series C Convertible Preferred Stock exchange	—	(83)
Net cash (used in) provided by financing activities	(91)	3,147

(Decrease) increase in cash and cash equivalents	(597)	876
Cash and cash equivalents at beginning of period	2,312	2,153
Cash and cash equivalents at end of period	$1,715	$3,029

Supplement disclosures of cash flow information:
Cash paid during the period for
Interest	$91	$3

Teleconference

Glowpoint will host a conference call at 4:30 pm ET today to discuss the results and field questions from investors. Interested participants should call 800-901-5213 and use passcode 21633096. International participants should call 617-786-2962 and use the same passcode. A recording of the conference call will be available beginning November 12 and will remain archived through November 19, 2008. To listen to the playback, please call 888-286-8010 and use passcode 67617774. For the international playback, dial 617-801-6888 and use the same passcode.

This call is being audio webcast by Thomson Financial and can be accessed at Glowpoint's website at http://www.glowpoint.com. The audio webcast will also be distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at http://www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network, such as America Online's Personal Finance Channel, Fidelity Investments® (www.fidelity.com), and others. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents: http://www.streetevents.com.

About Glowpoint

Glowpoint, Inc. (OTC: GLOW), is a premiere, IP-based managed video communications services provider. Glowpoint is innovating video communications with services supporting traditional video conferencing, Telepresence VNOC, Broadcast Content Acquisition and Delivery, and Call Center Applications. Glowpoint’s services are delivered over a robust, video-centric network that reaches around the world and serves clients ranging from Fortune 100 enterprises and leading broadcast networks to SMB markets. Glowpoint is headquartered in Hillside, New Jersey. To learn more, visit www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission.

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